UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   September 8, 2015

SYMBID CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-177500	45-2859440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Marconistraat 16 3029 AK Rotterdam, The Netherlands	N/A
(Address of principal executive offices)	(Zip Code)

31(0)1 089 00 400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On September 8, 2015, we closed on the sale of $1,250,000 in principal amount of 8% unsecured convertible promissory notes (the “Notes”) to six persons. This was the second and final closing under our offering of Notes. On July 14, 2015 we closed on the sale of $250,000 in Notes. Subject to earlier prepayment or conversion, the Notes mature three years from issuance. Interest is payable on the first, second and third anniversaries of the issuance date. We can prepay the Notes at a 10% premium above the amount of interest and principal their due. At any time after issuance, the holders may, at their option, convert all or a portion of the principal and interest then due into shares of common stock at a price of $0.25 per share.

Subject to prior prepayment or conversion, on the maturity date, all of the outstanding principal amount of the Note, together with accrued and unpaid interest due thereon, will automatically convert into shares of our common stock at a conversion price equal to the lower of (i) $0.25 per share or (ii) a 20% discount to the 10 trading day volume weighed average price per share for the 10 trading day period immediately preceding the maturity date, with a floor price of $0.10 per share.

The Notes are subject to customary events of default. Subject to limited exceptions, while the Notes remain outstanding, we cannot incur any indebtedness that ranks senior in priority to the Notes.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 8, 2015 we closed on the sale of $1,250,000 principal amount of 8% unsecured convertible promissory notes. The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMBID CORP.

Date: October 15, 2015	By:	/s/ Korstiaan Zandvliet
Name: Korstiaan Zandvliet
Title: President